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ABM Industries Incorporated

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Corporate Headquarters
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Telephone: (415) 733-4000
Facsimile: (415) 733-5123
http:// www.abm.com

Henrik C. Slipsager

President and
Chief Executive Officer

February 4, 2005

Dear Stockholders:

Fiscal 2004 was exciting and rewarding for ABM, despite some late developments regarding our workers compensation insurance reserves that I will address below. In a few weeks we will mail our Annual Report that will describe the year in more detail, but I would like to share some of the highlights of our year with the delivery of this year’s proxy statement for our Annual Meeting on March 8, 2005, and 2004 Annual Report on Form 10-K.

Last year at this time, I wrote optimistically about our willingness to embrace change and meet the challenges of an economic downturn, citing our strong performance in the third and fourth quarters.

I’m proud to report that fiscal 2004 results demonstrate our well-founded optimism. Our cash position and revenue and operating profit growth reflect both continued success in facing economic challenges and solid positioning to take advantage of an improving business climate. I credit these achievements largely to our refusal to become defensive and our determination to remain aggressive and innovative in responding to customer needs.

THE YEAR IN REVIEW

Janitorial Services continued its leadership within the ABM family by performing admirably throughout fiscal 2004. The company’s business base improved and grew, and recent acquisitions continued to excel. In April Janitorial Services acquired the northeast division of Initial Contract Services, Inc., and in December the business of Colin Service Systems, Inc. These acquisitions strengthened our organization throughout the Northeast and Mid-Atlantic.

As we predicted, an improved economy fueled improvements in Ampco System Parking’s performance, and the company had an excellent year. Ampco added a number of prestigious accounts and benefited from the overall increase in cars parked on existing facilities. We expect that Ampco will continue its strong performance.

During fiscal 2004 we began a process to operate ABM Engineering Services, ABM Facility Services and CommAir Mechanical Services under a common management platform — ABM Facility Services. In combination, the strengths of each will build on one another more effectively. ABM Engineering had a record year, with more than $200 million in sales and more than $10 million in profits. Facility Services was profitable, fueled by organic growth, and CommAir, while appearing flat on earnings, improved substantially in the second half of fiscal 2004. We look forward to even greater strides this year.

For American Commercial Security Services (ACSS), which posted improved profits for the fourth consecutive year, fiscal 2004 produced a landmark result: The acquisition of Security Services of America (SSA) in early fiscal 2004 positioned ABM Security Services as one of the largest American-owned security companies. Acquiring Sentinel Guard Systems in November enhanced our operations in Los Angeles and San Francisco. We can now offer a national service infrastructure and pursue business in a way that neither ACSS nor SSA could have independently. This new capability has already resulted in a national contract with the U.S. Postal Service, and we expect it will lead to many more opportunities.

Amtech Lighting Services struggled in fiscal 2004, reflecting lighting retrofit and other one-time work-flow weaknesses. Performance has improved significantly in recent months under the leadership of Amtech’s new president, Eric Lazear, and we’re confident that another significant turnaround has begun.

INSURANCE RESERVE INCREASES

As reported in the Form 10-K, we increased our self-insurance reserves at October 31, 2004, due to a change in accounting methodology and adverse developments in our workers’ compensation claims in California for the four-year claims period ended October 31, 2003. This led to restating our results for prior fiscal years and three quarters ended July 30, 2004, and increasing our beginning reserves by a cumulative amount of $22.3 million. In fiscal 2004 the change in methodology and adverse development resulted in an additional increase of $19.3 million. We believe a substantial portion of this increase is related to poor claims management by a third-party administrator. We are committed to resolving the issue.

OUR FAVORABLE POSITIONING

The need to increase insurance reserves did not alter the record revenue and solid income achievement of our operating divisions. At the end of fiscal 2004, ABM again had an exceptional cash surplus that allows us to be opportunistic in executing strategic and tuck-in acquisitions. Moreover, our infrastructure and national service platform enable us, unlike the competition, to accommodate customers seeking national, multi-site or multi-trade solutions. Our platform also helps us better realize economies of scale and synergies, providing tremendous advantages when merging acquisitions into our national structure. Multiple trade competencies and our management’s broad-based expertise also differentiate us from our competitors.

Perhaps most important — but unfortunately often taken for granted—is our reputation for integrity as a public company. We have been extremely proactive and have invested heavily in corporate controls in an era when others have been less diligent. We believe that prospective customers, especially other public companies, will feel a keener need to work with firms that demonstrate strong controls and tracking systems together with the capacity and willingness to communicate applicable collected and stored information, such as data and analysis relating to services provided. In these arenas, we are highly accomplished, uncompromising and vigilant.

TRANSITIONS IN SENIOR MANAGEMENT

Early in the year, Executive Vice President Jess “Jay” Benton, chief operating officer from 2000 until March 2004, decided to retire after almost 35 years with ABM. We extend our best wishes to Jay. As part of a planned transition, Terry Petty was named executive vice president and chief operating officer, effective April 1, 2004. Previously Terry was executive vice president of North American lodging operations for Marriott International.

In December 2004, Donna Dell, senior vice president of human resources and chief employment counsel since 1994, was appointed labor commissioner for the State of California. We wish Donna every success.

CARETAKERS OF THE COMPANY’S CORE VALUES

The key reason for optimism is the more than 73,000 men and women of ABM. At every level they exemplify our core values, provide innovative solutions to customer problems and contribute to our outstanding performance. I also want to thank our customers, stockholders and directors for their appreciation and support.

GROWTH, INNOVATION AS CENTERPIECES OF OUR STRATEGY

When I envision opportunities in what we hope will be a more receptive economy, I recognize that our exceedingly strong positioning is not an end but a platform from which to launch new initiatives. We intend to strengthen our capabilities for internal organic growth and to continue our aggressive, opportunistic, but always sensible acquisition strategy.

We look ahead with a renewed awareness of the growing complexity of our customers’ needs. We’ve become better listeners and better problem solvers, and we’ve become more innovative than ever. As a result, I believe all of us can look forward to even greater success.

Sincerely,

/s/ HENRIK C. SLIPSAGER

Henrik C. Slipsager

President and Chief Executive Officer

Cautionary Statements Under the Private Securities Litigation Reform Act of 1995

This letter contains some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. From time to time, the Company also provides forward-looking statements in other written materials released to the public as well as oral forward-looking statements. Such statements give the Company’s current expectations or forecasts of future events; they do not relate strictly to historical or current facts. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, and the outcome of contingencies and other uncertainties, such as legal proceedings, and financial results. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Investors should bear this in mind as they evaluate forward-looking statements. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any future disclosures the Company makes on related subjects in its Form 10-K, Form 10-Q and Form 8-K reports to the Securities and Exchange Commission.